February 10, 2011

NXT Nutritionals Holdings, Inc.
933 E. Columbus Avenue
Suite C
Springfield, MA 01105

Gentlemen:

You have requested our opinion, as counsel for NXT Nutritionals Holdings, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 amendment No.2 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to 28,850,476 shares of common stock, including (1) up to 22,332,572 shares of common stock issuable upon conversion of the principal amount of the 0% original issue discount senior secured convertible notes (the “Notes”) at a conversion price of $0.40 per share, and (2) up to 6,517,904 shares of common stock issuable upon exercise of outstanding Series C warrants (the “Series C Warrants”) at an exercise price of $0.40 per share, that were issued in connection with the private placement closed on February 26, 2010

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel: (732) 409-1212 Fax: (732) 577-1188